EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY BOARD APPROVES NEW SHARE REPURCHASE PROGRAM

Greenville, WI, December 3, 2007-School Specialty (NASDAQ:SCHS) today announced that its Board of Directors approved a new share repurchase authorization that gives the company the ability to purchase up to $50 million of its issued and outstanding common stock.

The authorization follows the company completing its prior program, which authorized the repurchase of $45 million of School Specialty shares. Since that program was announced June 5, 2007, the company repurchased 1,254,681 shares of its common stock for an aggregate purchase price of $44.9 million. Since the beginning of fiscal 2007, the company has repurchased 3,380,802 shares for a net purchase price of $121.4 million.

"Share repurchases remain an excellent use of School Specialty's strong free cash flow," said Chairman Terry L. Lay. "We are pleased to continue offering this program as a way to return value to our shareholders, while maintaining our financial flexibility and supporting our strategic growth initiatives."

Purchases under the new authorization may be made from time to time in the open market or in privately negotiated transactions based on ongoing assessments of capital needs of the business, the market price of the company's stock, general market conditions and other factors. Common stock acquired through the repurchase program will be available for general corporate purposes.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans, prospects or any guidance put forth in the outlook constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 28, 2007, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.